Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126695) of Particle Drilling Technologies, Inc. of our report dated December 14, 2005, except for Note 2 as to which the date is February 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies Inc.,  and our report dated December 14, 2005, except as to the effect of the restatement described in MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING (AS REVISED) as to which the date is February 14, 2006, relating to Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies Inc., which appear on Form 10-K/A filed on February 14, 2006.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
February 14, 2006